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                                                                    EXHIBIT 12.1

                    UNITED AUTO GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


     The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes included in the prospectus.

                                 YEAR ENDED DECEMBER 31,
                          ------------------------------------
                          1997   1998    1999    2000    2001
                          ------------------------------------
Ratio of earnings
to fixed charges (a)      0.2x   1.8x    2.7x    2.8x    3.2x


(a) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before minority interests, income tax (provision) benefit, extraordinary items, discontinued operations and fixed charges. Fixed charges consist of interest expense (excluding interest expense relating to floor plan notes payable), capitalized interest and amortization of deferred financing costs.